Exhibit(h)(x)
SCHEDULE A
Dated: July 1, 2010
Schroder North American Equity Fund
Schroder QEP Global Value Fund
Schroder QEP Global Quality Fund

SCHRODER GLOBAL SERIES TRUST	STATE STREET BANK AND TRUST COMPANY
By:	By:

Name:	Name:	MICHAEL ROGERS

Title:	Title:	EXECUTIVE VICE PRESIDENT